Exhibit 99.1

FOR IMMEDIATE RELEASE:	CONTACT:
Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS SECOND QUARTER FINANCIAL RESULTS

BOULDER, Colo. — July 30, 2013 — Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), today reported financial results for its second quarter ended June 30, 2013.

Second quarter sales were $57.9 million, up 19% from sales of $48.7 million in the same quarter last year, and a sequential increase of 25% from $46.3 million reported in the first quarter.  Management’s prior forecast called for a sales increase of 11% to 14% versus the second quarter last year.  Gross margin was 30% versus 29% in the second quarter a year ago and 28% in this year’s first quarter.

Operating income increased 65% to $6.0 million from $3.7 million in last year’s second quarter.  During this year’s first quarter, DMC reported a loss from operations of $1.1 million due to $3.0 million of non-recurring expenses associated with management retirements.

Net income in the second quarter was $3.4 million, or $0.25 per diluted share, a 30% increase from net income of $2.7 million, or $0.20 per diluted share, in the year-ago second quarter.  The Company’s first quarter net income of $215,000, or $0.02 per diluted share, included the impact of the $3.0 million in retirement expense, as well as a tax benefit of approximately $1.2 million.

Second quarter Adjusted EBITDA was $9.7 million, up 30% from $7.5 million in the second quarter last year, and an improvement from first quarter adjusted EBITDA of $3.3 million.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principles) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release, as well as a reconciliation of adjusted EBITDA to GAAP measures.

Explosive Metalworking

Nobelclad, the Company’s Explosive Metalworking business, reported sales of $32.4 million, up 18% from $27.4 million in the second quarter last year.  Operating income was $5.2 million, an increase of 46% versus $3.6 million in the same quarter a year ago.  Adjusted EBITDA was $6.7 million, versus $5.0 million in the comparable year-ago quarter.  The segment closed the quarter with an order backlog of $44.2 million versus $47.6 million at the end of the first quarter.

Oilfield Products

Sales at DYNAenergetics, DMC’s Oilfield Products business, were $23.2 million, up 22% from $18.9 million in last year’s second quarter.  Operating income was $2.2 million, up 27% versus $1.7 million in the second quarter last year, while adjusted EBITDA was $3.5 million up 17% versus $3.0 million in the 2012 second quarter.

AMK Welding

Sales at DMC’s AMK Welding segment were $2.3 million, down 4% from $2.4 million in last year’s second quarter.  Operating income improved to $404,000 from $165,000 in the 2012 second quarter.  The improvement was due to a large volume of high-margin repair work during the quarter.  Adjusted EBITDA was $555,000 compared with $290,000 in last year’s second quarter.

Six-Month Results

Sales for the six-month period increased 5% to $104.1 million from $98.9 during the same period a year ago. Gross margin was flat at 29%. Operating income for the six-month period, which was impacted by $3.0 million in non-recurring expenses associated with management retirements, decreased to $5.0 million from $7.8 million in the same period last year.

Net income, which reflects the retirement expense mentioned above, as well as a $1.2 million first quarter tax benefit, was $3.7 million, or $0.27 per diluted share, versus $5.1 million, or $0.38 per diluted share, in the same period a year ago.  Adjusted EBITDA was $13.0 million versus $15.5 million during the 2012 six-month period.  Cash flow from operations increased to $15.4 million from $8.1 million during the first six months of 2012.

The Explosive Metalworking segment reported six-month sales of $58.6 million, up 7% from $54.9 million in the comparable prior-year period.  Operating income was flat at $7.7 million. Adjusted EBITDA was $10.6 million versus $10.5 million at the six-month mark last year.

Six-month sales at DMC’s Oilfield Products segment increased 5% to $41.8 million from $40.0 million in the 2012 six-month period.  The segment reported six-month operating income of $3.9 million, up 4% from $3.7 million in the comparable prior-year period.  Adjusted EBITDA improved to $6.6 million from $6.5 million in the year-ago period.

AMK Welding recorded six-month sales of $3.7 million, down 9% from $4.1 million through the first six months of 2012. Operating income was $110,000 versus $77,000 in the prior year’s six-month period, while adjusted EBITDA was $411,000 versus $326,000.

Management Commentary

“Second quarter sales exceeded our prior forecast thanks to a strong performance by Nobelclad’s U.S. production team, which capitalized on earlier-than-expected arrival of raw materials that were then efficiently utilized to meet customer requirements.”

Longe said quoting activity at Nobelclad has increased in recent months, and is ahead of levels seen at the mid-year mark of 2012. “We are bidding on projects that span a broad cross section of industrial end markets, and inquiries from the chemical, energy and power generation markets have been strong.”

Nobelclad is actively pursuing orders related to several international chemical projects, which involve both new-build and upgrade work.  The projects are expected to be awarded during the second half of 2013, although specific timing is difficult to forecast.

“Our DYNAenergetics team has also been active, and shipped the full value of a $3.2 million Indian tender order during the second quarter,” Longe said.  “DYNAenergetics also recently commenced marketing its DYNAselect System, an advanced new product offering designed to enhance the reliability and efficiency of the well perforation process.”

Equipment installation at DYNAenergetics’ new shaped charge facility in Blum, Texas has been completed, and production testing is underway.  Commercial production is expected to begin by the anticipated September 1 start date.  In addition, construction on DYNAenergetics’ new perforating gun and shaped charge facilities in Russia is on schedule.

“We are encouraged by the impact of our organizational enhancements, which are reflected in DMC’s improved operating cash flow performance during the first half of 2013,” Longe said.  “The continued operational progress at both DYNAenergetics and AMK Welding is also very gratifying.

“We are reasonably optimistic that developments in several of Nobelclad’s industrial end markets foretell an increase in capital spending.  While order timing will always be unpredictable, it appears overall activity is improving.”

Guidance

Rick Santa, senior vice president and chief financial officer, said, “Although we anticipate Nobelclad will receive multiple large orders from the chemical industry during the second half of the year, uncertainty associated with their specific timing and our ability to deliver them by the close of the fourth quarter has led us to adjust our full year sales forecast, which now anticipates an increase of 6% to 8% versus a previously forecast increase of 8% to 10% over 2012 sales.  Our full-year gross margin forecast is unchanged at 27% to 29%.”

Santa said DMC’s expected blended effective tax rate for the full-year has been revised to 24% to 26% from the previously forecasted range of 21% to 23%.  The revision relates principally to approximately $400,000 in non-recurring second quarter tax expense resulting from a recent German tax audit.  Excluding the impact of a previously discussed $900,000 first quarter tax benefit and the $400,000 of second quarter non-recurring expense, the blended effective tax rate for fiscal 2013 is projected to be in a range of 28% to 30% versus the prior forecasted range of 26% to 28%.

For the third fiscal quarter, management anticipates sales will increase by 10% to 12% versus sales of $50.1 million in the third quarter of 2012.  Gross margin is expected to be in a range of 27% to 29%.

Conference call information

Management will hold a conference call to discuss these results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 877-407-8031 (201-689-8031 for international callers).  No passcode is necessary.  Webcast participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days and a telephonic replay will be available through August 6, 2013, by calling 877-660-6853 (201-612-7415 for international callers) and entering the Conference ID #417878.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’s ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation serves a global network of customers in the energy, infrastructure and industrials markets through two core business segments — Nobelclad and DYNAenergetics — as well as a specialized industrial service provider, AMK Welding. The Nobelclad segment is the world’s largest manufacturer of explosion-welded clad metal plates, which are used to fabricate capital equipment utilized within various process industries and other industrial sectors. DYNAenergetics is an international manufacturer and marketer of advanced explosive components and systems used to perforate oil and gas wells. AMK Welding utilizes various specialized technologies to weld components for use in power-generation turbines, and commercial and military jet engines. For more information, visit the Company’s websites at:

http://www.dynamicmaterials.com and

http://www.dynaenergetics.com.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for third quarter and full-year 2013 sales, margins, tax rates and tax benefits, expectations regarding our global growth and operational initiatives, Nobelclad sales opportunities in the chemical and other end markets, completion of the new DYNAenergetics shaped charge plant, and the other prospects we are pursuing at each of our three business segments.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; our ability to successfully execute upon international growth opportunities; the success of planned senior leadership transition; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2012.

DYNAMIC MATERIALS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Amounts in Thousands, Except Share and Per Share Data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
NET SALES	$57,859	$48,687	$104,129	$98,899
COST OF PRODUCTS SOLD	40,796	34,748	74,347	70,583
Gross profit	17,063	13,939	29,782	28,316
COSTS AND EXPENSES:
General and administrative expenses	5,158	4,641	13,296	9,146
Selling and distribution expenses	4,324	4,128	8,375	8,319
Amortization of purchased intangible assets	1,568	1,520	3,153	3,064
Total costs and expenses	11,050	10,289	24,824	20,529
INCOME FROM OPERATIONS	6,013	3,650	4,958	7,787
OTHER INCOME (EXPENSE):
Other income (expense), net	(420)	409	(124)	209
Interest expense	(183)	(196)	(355)	(407)
Interest income	1	3	4	8
INCOME BEFORE INCOME TAXES AND NON-CONTROLLING INTEREST	5,411	3,866	4,483	7,597
INCOME TAX PROVISION	1,956	1,167	785	2,509
NET INCOME	3,455	2,699	3,698	5,088
Less: Net income attributable to non-controlling interest	15	46	43	9
NET INCOME ATTRIBUTABLE TO DYNAMIC MATERIALS CORPORATION	$3,440	$2,653	$3,655	$5,079
INCOME PER SHARE:
Basic	$0.25	$0.20	$0.27	$0.38
Diluted	$0.25	$0.20	$0.27	$0.38

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	13,526,623	13,205,620	13,523,028	13,203,310
Diluted	13,530,588	13,209,732	13,527,011	13,207,562

DIVIDENDS DECLARED PER COMMON SHARE	$0.04	$0.04	$0.08	$0.08

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS

Cash and cash equivalents	$2,323	$8,200
Accounts receivable, net	41,511	36,981
Inventory	45,563	48,320
Other current assets	7,507	7,165
Total current assets	96,904	100,666

Property, plant and equipment, net	59,860	53,976
Goodwill, net	36,447	37,431
Purchased intangible assets, net	38,121	41,958
Other long-term assets	1,011	1,400
Total assets	$232,343	$235,431

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$14,203	$11,281
Customer advances	4,763	1,363
Dividend payable	549	540
Accrued income taxes	906	406
Other current liabilities	9,538	9,742
Lines of credit	—	981
Current portion of long-term debt	63	65
Total current liabilities	30,022	24,378

Lines of credit	28,843	37,779
Long-term debt	20	55
Deferred tax liabilities	8,430	9,211
Other long-term liabilities	1,668	1,452
Stockholders' equity	163,360	162,556
Total liabilities and stockholders' equity	$232,343	$235,431

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(Amounts in Thousands)

(unaudited)

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,698	$5,088
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation (including capital lease amortization)	2,874	2,729
Amortization of purchased intangible assets	3,153	3,064
Amortization of deferred debt issuance costs	51	66
Stock-based compensation	2,057	1,935
Deferred income tax provision (benefit)	196	(459)
Loss on disposal of property, plant and equipment	21	(2)
Change in working capital, net	3,348	(4,346)
Net cash provided by operating activities	15,398	8,075
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(9,726)	(5,595)
Acquisition of TRX Industries	—	(10,294)
Change in other non-current assets	192	126
Net cash used in investing activities	(9,534)	(15,763)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings (repayments) on bank lines of credit, net	(9,811)	9,924
Payments on long-term debt	(32)	(1,138)
Payments on capital lease obligations	(25)	(40)
Payment of dividends	(1,088)	(1,074)
Net proceeds from issuance of common stock	163	98
Tax impact of stock-based compensation	(836)	(11)
Net cash provided by (used in) financing activities	(11,629)	7,759
EFFECTS OF EXCHANGE RATES ON CASH	(112)	(132)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(5,877)	(61)
CASH AND CASH EQUIVALENTS, beginning of the period	8,200	5,276
CASH AND CASH EQUIVALENTS, end of the period	$2,323	$5,215

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Amounts in thousands)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Explosive Metalworking	$32,390	$27,374	$58,572	$54,908
Oilfield Products	23,164	18,924	41,818	39,898
AMK Welding	2,305	2,389	3,739	4,093
Net sales	$57,859	$48,687	$104,129	$98,899

Explosive Metalworking	$5,245	$3,589	$7,689	$7,688
Oilfield Products	2,157	1,701	3,880	3,747
AMK Welding	404	165	110	77
Unallocated expenses	(1,793)	(1,805)	(6,721)	(3,725)
Income from operations	$6,013	$3,650	$4,958	$7,787

	For the three months ended June 30, 2013
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total

Income from operations	$5,245	$2,157	$404	$(1,793)	$6,013
Adjustments:
Net income attributable to non-controlling interest	—	(15)	—	—	(15)
Stock-based compensation	—	—	—	635	635
Depreciation	946	360	151	––	1,457
Amortization of purchased intangibles	521	1,047	—	—	1,568
Adjusted EBITDA	$6,712	$3,549	$555	$(1,158)	$9,658

	For the three months ended June 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total

Income from operations	$3,589	$1,701	$165	$(1,805)	$3,650
Adjustments:
Net income attributable to non-controlling interest	—	(46)	—	—	(46)
Stock-based compensation	—	—	—	966	966
Depreciation	865	372	125	—	1,362
Amortization of purchased intangibles	513	1,007	—	—	1,520
Adjusted EBITDA	$4,967	$3,034	$290	$(839)	$7,452

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Amounts in thousands)

(unaudited)

	For the six months ended June 30, 2013
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$7,689	$3,880	$110	$(6,721)	$4,958
Adjustments:
Net income attributable to non-controlling interest	—	(43)	—	—	(43)
Stock-based compensation	—	—	—	2,057	2,057
Depreciation	1,874	699	301	—	2,874
Amortization of purchased intangibles	1,049	2,104	—	—	3,153
Adjusted EBITDA	$10,612	$6,640	$411	$(4,664)	$12,999

	For the six months ended June 30, 2012
	Explosive	Oilfield	AMK	Unallocated
	Metalworking	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$7,688	$3,747	$77	$(3,725)	$7,787
Adjustments:
Net income attributable to non-controlling interest	—	(9)	—	—	(9)
Stock-based compensation	—	—	—	1,935	1,935
Depreciation	1,744	736	249	—	2,729
Amortization of purchased intangibles	1,036	2,028	—	—	3,064
Adjusted EBITDA	$10,468	$6,502	$326	$(1,790)	$15,506

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income attributable to DMC	$3,440	$2,653	$3,655	$5,079
Interest expense	183	196	355	407
Interest income	(1)	(3)	(4)	(8)
Provision for income taxes	1,956	1,167	785	2,509
Depreciation	1,457	1,362	2,874	2,729
Amortization of purchased intangible assets	1,568	1,520	3,153	3,064
EBITDA	8,603	6,895	10,818	13,780
Stock-based compensation	635	966	2,057	1,935
Other (income) expense, net	420	(409)	124	(209)
Adjusted EBITDA	$9,658	$7,452	$12,999	$15,506